EXHIBIT 8.1

                    [Letterhead of Debevoise & Plimpton LLP]








June 4, 2008


Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, CT 06089

                         HARTFORD LIFE INSURANCE COMPANY
                            MEDIUM-TERM NOTE PROGRAM

Ladies and Gentlemen:

         We have acted as special United States tax counsel to Hartford Life Insurance Company, a Connecticut life insurance corporation ("Hartford Life"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), by Hartford Life, of a (i) Registration Statement on Form S-3 (File No. 333-137215), filed with the Commission on September 8, 2006 (the "Registration Statement"), (ii) a prospectus, dated September 8, 2006 (the "Prospectus"), relating to the registration and public offering of medium-term notes as part of a medium-term note program by Hartford Life (the "Program") and (iii) a product supplement, dated May 19, 2008 (the "Product Supplement"), relating to principal protected medium-term notes with a return linked to the spot rates of one or more currencies (the "Notes") to be issued under the Program. The Notes will be issued pursuant to (i) the Indenture, dated as of September 8, 2006 (the "Indenture"), entered into between Hartford Life and The Bank of New York Trust Company, N.A.(as successor to JPMorgan Chase Bank, N.A.), as indenture trustee and (ii) the Distribution Agreement, dated as of September 8, 2006, entered into between Hartford Life and Bear, Stearns & Co. Inc.

         In furnishing this opinion letter, we have reviewed, and participated in the preparation of, (i) the Registration Statement, the Prospectus and the Product Supplement, (ii) the Indenture, (iii) the form of Note attached hereto as Annex A and (iv) such other records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In this examination, we have assumed without independent investigation or inquiry (i) the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies, (ii) that the transactions described in the Prospectus and the Product Supplement are performed in the manner described therein, (iii) that the Notes executed are substantially identical to the form of Note attached hereto as Annex A and (iv) full compliance with the terms of the Indenture. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of all persons whom we have deemed appropriate.

         Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Product Supplement, the statements of law or legal conclusions in the discussion under the heading "Additional Material United States Federal Income Tax Considerations" in the Product Supplement, to the extent they constitute matters of United States federal income tax law, represent our opinion.

         Our opinion is based upon the Internal Revenue Code of 1986, as amended, treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Our opinion is limited to the matters expressly stated, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Our opinion is based on facts and circumstances set forth in the Registration Statement, the Prospectus, the Product Supplement and the other documents reviewed by us. Our opinion is rendered only as of the date hereof, and could be altered or modified by changes in facts or circumstances, events, developments, changes in the documents reviewed by us, or changes in law subsequent to the date hereof. We have not undertaken to advise you or any other person with respect to any such change subsequent to the date hereof. We note that a pricing supplement may include additional federal income tax considerations relating to the particular Note covered thereby.

         We consent to the filing of this opinion letter as an exhibit to Hartford Life's Form 8-K to be filed in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement and to the use of our name under the heading "Additional Material United States Federal Income Tax Considerations" in the Product Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                   Very truly yours,

                                   /s/ Debevoise & Plimpton LLP

                                     ANNEX A
FORM OF HARTFORD LIFE INSURANCE COMPANY
PRINCIPAL PROTECTED CURRENCY LINKED MEDIUM-TERM NOTES

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE (HEREINAFTER DEFINED) AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE OF A DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY (HEREINAFTER DEFINED) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND UNLESS ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.


        REGISTERED NO.:           CUSIP NO.:            PRINCIPAL AMOUNT: U.S.$


                         HARTFORD LIFE INSURANCE COMPANY


                        CURRENCY-LINKED MEDIUM-TERM NOTES


Issuance Date:                                                  Note Linked to Securities of One or More Issuers, One or More
Issue Price:  100%                                              Currencies, One or More Commodities, One or More Indices, or
Stated Maturity Date:                                           any Other Instrument(s) or Measure(s) or Baskets of any of the
Settlement Date:                                                Foregoing:  [X] Yes [  ] No
Securities Exchange Listing:  [ ] Yes [X] No. If yes,              Supplemental Payment(s):  [X] Yes [  ] No
indicate name(s) of Securities Exchange(s):                        Currency or Currencies in the Basket:
__________________________________________.                        Spot Rate:
Depositary: The Depository Trust Company                           Initial Spot Rate:
Authorized Denominations: $1,000 and integrals thereof             Reuters Page:
Specified Currency: U.S. Dollars                                   Currency Weighting:
Amortizing Note: [ ] Yes [X] No. If yes,                        Participation Rate:
   Amortization schedule or formula:                            Off-Set Amount:
   Additional/Other Terms                                       Minimum Supplemental Payment:
Discount Note:  [ ] Yes [  ] No. If yes,                        Maximum Supplemental Payment:
   Total Amount of Discount:                                    Basket Valuation Date(s):
   Initial Accrual Period of Discount:                          Calculation Agent:
   Interest Payment Dates:                                      Additional/Other Terms:
   Additional/Other Terms:                                      Sinking Fund:  None
Redemption Provisions:  [  ] Yes [  ] No. If yes,               Survivor's Option:  [  ] Yes [X] No.
   Initial Redemption Date:                                        If yes, Survivor's Option Rider is attached and
                                                                     incorporated into this Note.
   Redemption Dates:
   Initial Redemption Percentage:
   Annual Redemption Percentage Reduction, if any:
   Additional/Other Terms:
Aggregate Principal Amount of the Series:


                                      1-1

FORM OF HARTFORD LIFE INSURANCE COMPANY
PRINCIPAL PROTECTED CURRENCY LINKED MEDIUM-TERM NOTES

            Hartford Life Insurance Company (the "COMPANY"), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the Principal Amount specified above plus the Supplemental Payment, if any, specified below on the Stated Maturity Date specified above and, if so specified above, to pay interest thereon from the Issuance Date specified above or from the most recent Interest Payment Date specified above to which interest has been paid or duly provided for at the rate per annum as specified above, until the principal hereof is paid or made available for payment. Unless otherwise set forth above under "Specified Currency," payments of principal, premium, if any, and interest hereon will be made in the lawful currency of the United States of America ("U.S. DOLLARS" or "UNITED STATES DOLLARS"). The "PRINCIPAL AMOUNT" of this Note at any time means (1) if this Note is a Discount Note (as hereinafter defined), the Amortized Face Amount (as hereinafter defined) at such time (as defined in Section 3(c) on the reverse hereof) and (2) in all other cases, the Principal Amount hereof. Capitalized terms not otherwise defined herein shall have their meanings set forth in the Indenture, dated as of September 8, 2006, (the "INDENTURE"), between The Bank of New York Trust Company, N.A. (successor to JPMorgan Chase Bank, N.A.), as the indenture trustee (the "INDENTURE TRUSTEE"), and the Company, as amended or supplemented from time to time, or on the face hereof.


            This Note is one of a duly authorized issue of securities of the Company (herein called the "Notes"), issued and to be issued in one or more series under the Indenture and reference is hereby made to the Indenture for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.

            This Note will mature on the Stated Maturity Date, unless its principal (or any installment of its principal) becomes due and payable prior to the Stated Maturity Date, whether, as applicable, by the declaration of acceleration of maturity, notice of redemption by the Company or otherwise; provided, that if the Stated Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding Business Day following such Stated Maturity Date and any payment of interest due on the Stated Maturity Date will be made on the Maturity Date as adjusted, with the same force and effect as if made on the Stated Maturity Date, but no additional interest shall accrue or be payable as a result of the delayed payment; provided, further, that if due to a Market Disruption Event or otherwise, the final Index Valuation Date is postponed so that it falls less than three Business Days prior to or following the Stated Maturity Date, the Maturity Date will be the third Business Day following the final Index Valuation Date. (Any date on which this Note becomes due and payable, whether prior or subsequent to the Stated Maturity Date is referred to as the "MATURITY DATE").

            If the Stated Maturity Date is postponed due to postponement of the Index Valuation Date as described above, the Company shall give written notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled to the Indenture Trustee and the Paying Agent at their New York offices, on which notices the Indenture Trustee and the Paying Agent may conclusively rely. These notices shall be given no later than (i) with respect to notice of the postponement of the Stated Maturity Date, the Business Day immediately following the scheduled Index Valuation Date; and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the actual Index Valuation Date for determining the Ending Index Level.


                                      1-2

FORM OF HARTFORD LIFE INSURANCE COMPANY
PRINCIPAL PROTECTED CURRENCY LINKED MEDIUM-TERM NOTES

            A "DISCOUNT NOTE" is any Note that has an Issue Price that is less than 100% of the Principal Amount thereof by more than a percentage equal to the product of 0.25% and the number of full years to the Stated Maturity Date.

            Unless otherwise specified above, the interest payable on each Interest Payment Date or the Maturity Date will be the amount of interest accrued from and including the Issuance Date or from and including the last Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to, but excluding, such Interest Payment Date or the Maturity Date, as the case may be.

            Unless otherwise specified above, the interest payable on any Interest Payment Date will be paid to the Holder on the Regular Record Date for such Interest Payment Date, which Regular Record Date shall be the fifteenth
(15th) calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date; provided that, notwithstanding any provision of the Indenture to the contrary, interest payable on any Maturity Date shall be payable to the Person to whom principal shall be payable; and provided, further, that unless otherwise specified above, in the case of a Note initially issued between a Regular Record Date and the Interest Payment Date relating to such Regular Record Date, interest for the period beginning on the Issuance Date and ending on such Interest Payment Date shall be paid on the Interest Payment Date following the next succeeding Regular Record Date to the Holder on such next succeeding Regular Record Date.

            Payments of principal of, and premium, if any, and interest and other amounts due and owing, if any, will be made through the Indenture Trustee to the account of DTC or its nominee and will be made in accordance with depositary arrangements with DTC.

            Unless otherwise specified on the face hereof, the Holder hereof will not be obligated to pay any administrative costs imposed by banks in making payments in immediately available funds by the Company. Unless otherwise specified on the face hereof, any tax assessment or governmental charge imposed upon payments hereunder, including, without limitation, any withholding tax, will be borne by the Holder hereof.

            REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

            Unless the certificate of authentication hereon shall have been executed by the Indenture Trustee pursuant to the Indenture, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.


                                      1-3

FORM OF HARTFORD LIFE INSURANCE COMPANY
PRINCIPAL PROTECTED CURRENCY LINKED MEDIUM-TERM NOTES

            IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, by manual or facsimile signature.



                         HARTFORD LIFE INSURANCE COMPANY
Dated:

                         By:
                             ---------------------------
                                 Authorized Officer



                          CERTIFICATE OF AUTHENTICATION


            This is one of the Notes of Hartford Life Insurance Company referred to in the within-mentioned Indenture.



                         THE BANK OF NEW YORK TRUST COMPANY, N.A.
                         As Indenture Trustee
Dated:

                         By:
                             ------------------------------------
                                 authorized signatory




                                      1-4

                                [REVERSE OF NOTE]

           Section 1. GENERAL. This Note is one of a duly authorized issue of Notes of the Company. The Notes of this series are issued pursuant to the Indenture.

           Section 2. SPECIFIED CURRENCY. This Note is denominated in, and payments of principal, premium, if any, and/or interest, if any, will be made in the Specified Currency specified on the face hereof.

           Section 3. DETERMINATION OF INTEREST AMOUNTS AND CERTAIN OTHER TERMS.

           (a) PERIODIC INTEREST NOTES. If this Note is designated on the face hereof as a Periodic Interest Note:

               (i) This Note will bear interest at the rate per annum specified on the face hereof. Interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months.

               (ii) Unless otherwise specified on the face hereof, the Interest Payment Dates for this Note will be as follows:

                    Interest Payment Frequency    Interest Payment Dates
                    --------------------------    ----------------------

                    Monthly                       Fifteenth day of each calendar month, beginning in the
                                                  first calendar month following the month this Note was
                                                  issued.

                    Quarterly                     Fifteenth day of every third calendar month, beginning in
                                                  the third calendar month following the month this Note
                                                  was issued.

                    Semi-annual                   Fifteenth day of every sixth calendar month, beginning in
                                                  the sixth calendar month following the month this Note
                                                  was issued.

                    Annual                        Fifteenth day of every twelfth calendar month, beginning
                                                  in the twelfth calendar month following the month this
                                                  Note was issued.

               (iii) If any Interest Payment Date or the Maturity Date of this Note falls on a day that is not a Business Day, the Company will make the required payment of principal, premium, if any, and/or interest or other amounts on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.


                                      2-1

           (b) SUPPLEMENTAL PAYMENTS. If this Note is specified on the face hereof as a "Note Linked to Securities of One or More Issuers, One or More Currencies, One or More Commodities, Indices, or any other Instrument(s) or Measure(s) or Baskets of any of the Foregoing" and as having "Supplemental Payment(s)," a Supplemental Payment shall be payable on the Stated Maturity Date or a later Maturity Date and shall be determined by the Calculation Agent by reference to the relevant index or indicies, as specified on the face hereof (the "Relevant Index"), and payment of principal, premium, if any, and interest, if any, on this Note shall be made as set forth below.

               (i) DETERMINATION OF THE SUPPLEMENTAL PAYMENT: On the Index Valuation Date or Dates set forth on the face hereof, the Calculation Agent will determine the closing level of the Relevant Index (each a "Periodic Valuation Level"). If there is a single Index Valuation Date, the Periodic Valuation Level as of that date will be the Ending Index Level. If there is more than one Index Valuation Date, the Calculation Agent will determine the closing level of the Relevant Index for each such day and the arithmetic average of the sum of the Periodic Valuation Levels, divided by the number of Index Valuation Dates. This average will be the "Ending Index Level". The "closing level" of the Relevant Index on any Trading Day means the level of the Relevant Index at the regular official weekday close of the principal trading session(s) of the relevant exchange(s) or market(s) (the "Relevant Exchanges") for the stocks or other securities or instruments included in the Relevant Index or any Successor Index (as defined below). (As used herein, a "Trading Day" is a day on which trading is generally conducted on the New York Stock Exchange ("NYSE"), the American Stock Exchange LLC (the "AMEX"), the NASDAQ Stock Market and/or any relevant exchange or market for the Successor Index, all as determined by the Calculation Agent.) Prior to the Stated Maturity Date, the Calculation Agent will determine the Index Return using the following formula:

                   (Ending Index Level - Initial Index Level)
                   ------------------------------------------
                               Initial Index Level

           If the Index Return multiplied by the Participation Rate is less than or equal to the Off-Set Amount, if any, specified on the face of this Note, then the Supplemental Payment will equal $0.00 (or the Minimum Return, if any, specified on the face of this Note). If the Index Return multiplied by the Participation Rate is greater than the Off-Set Amount specified on the face of this Note, then the Supplemental Payment for each $1,000 principal amount of this Note will equal the lesser of the Maximum Return, if any, specified on the face of this Note or the amount computed as follows:

         ($1,000 x Index Return x Participation Rate) -- Off-Set Amount

               All calculations with respect to the Initial Index Level, the Ending Index Level, the Index Return or any closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (E.G., .876545 would be rounded to .87655); all dollar amounts related to determination of the Supplemental Payment, if any, per $1,000 principal amount of this Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (E.G., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of this Note will be rounded to the nearest cent, with one-half cent rounded upward.


                                      2-2

               The Company shall provide, or shall cause the Calculation Agent to provide, written notice to the Indenture Trustee and the Paying Agent at their New York offices, on which notice the Indenture Trustee and the Paying Agent may conclusively rely, of the amount of cash to be delivered with respect to each $1,000 principal amount of this Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date.

               (ii) OTHER PROVISIONS PERTAINING TO SUPPLEMENTAL PAYMENTS: The following additional terms apply with respect to the Supplemental
           Payment:

               (A) RELEVANT INDEX. The entity that sponsors any Relevant Index (the "Sponsor") is solely responsible for the computation of that Relevant Index.

               If more than one Relevant Index is specified on the face hereof, The determinations specified above will be made using the proportions listed next to the name of each Relevant Index and by applying the procedures specified in the Supplemental Payment Schedule, attached hereto.

               (B) MARKET DISRUPTION. Each of the following is a "Market Disruption Event" if the Calculation Agent determines that the actual event materially affects the Relevant Index:


               o the suspension, absence or material limitation of the trading of stocks or other securities or instruments then constituting 20% or more of the stocks or other securities or instruments which then comprise the Index (or any Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such Relevant Exchange; or

               o a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks or other securities or instruments then constituting 20% or more of the stocks which then comprise the Relevant Index (or any Successor Index) during the one hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or

               o the suspension, absence, limitation, cancellation or repudiation of trading for more than two hours of trading during, or during the one-half hour period preceding the close of trading on the Relevant Exchange in 20% or more of any options contracts relating to stocks or other securities which then comprise 20% or more of the value of the Relevant Index; or

               o the suspension, absence or material limitation of the trading on the primary securities exchange, as determined by the Calculation Agent, for trading in options contracts, futures or exchange traded funds related to the Relevant Index or any Successor Index for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such exchange; or


                                      2-3

               o a decision to permanently discontinue trading in the relevant futures or options contracts;

               in each case as determined by the Calculation Agent in its sole discretion; and

               o the Calculation Agent's determination, in its sole discretion, that the event(s) described above materially interfered with the Company's ability or the ability of any of the Company's affiliates to adjust or unwind all or a material portion of any hedge with respect to this Note.

               For the purpose of this definition of Market Disruption Event, unless otherwise specified on the face hereof:

               o a limitation on the number of hours or days of trading will not constitute a Market Disruption Event, if it results from an announced change in the regular business hours of the Relevant Exchange or market;

               o limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent, in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

               o a suspension of trading in futures or options contracts on the Relevant Index by the primary securities market trading in such contracts by reason of

                     o a price change exceeding limits set by such exchange or market,

                     o     an imbalance of orders relating to such contracts, or

                     o a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Relevant Index; and

               o a "suspension of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Relevant Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

               If an Index Valuation Date (i) is not a Trading Day or (ii) if there is a Market Disruption Event on such day, the applicable Index Valuation Date will be postponed to, in the case of clause
               (i), the immediately succeeding Trading Day and, in the case of clause (ii) the next succeeding Trading Day, during which no Market Disruption Event shall have occurred or is continuing; PROVIDED that the Index Closing Level will not be determined on a date later than the tenth scheduled Trading Day after the final Index Valuation Date, and if such day is not


                                      2-4
               a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Index Closing Level on such date in accordance with the formula for and method of calculating the Index Closing Level last in effect prior to commencement of the Market Disruption Event (or prior to the non-Trading Day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the Calculation Agent's good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled Trading Day of each security most recently constituting the Relevant Index.


                     (C) DISCONTINUANCE OF THE RELEVANT INDEX. If publication of the Relevant Index is discontinued or otherwise unavailable and the Sponsor (or another entity) publishes a successor or substitute index that the Calculation Agent, in its sole discretion, determines is comparable to the discontinued Relevant Index (the new index being referred to as a "Successor Index"), then the relevant closing levels will be determined by reference to the Successor Index at the close of trading on the Relevant Exchange(s) for the Successor Index on each relevant Index Valuation Date.

               If the Calculation Agent selects a Successor Index, the Calculation Agent will cause written notice to be promptly furnished to the Company, the Indenture Trustee and the Holder of this Note of the change to the Successor Index.

               If publication of the Relevant Index is discontinued prior to, and such discontinuation is continuing on an Index Valuation Date and the Calculation Agent determines that no Successor Index is available, then the Calculation Agent will notify the Company and the Indenture Trustee and will calculate the appropriate closing levels. These calculations by the Calculation Agent will be in accordance with the formula for and method of calculating the Relevant Index last in effect prior to its discontinuance using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Relevant Index or Successor Index, as applicable. If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for the Relevant Index, that Successor Index or level will be substituted for the Relevant Index for all purposes.

                     (D) ALTERATION OF METHOD OF CALCULATION OF INDEX. If at any
               time the method of calculating the Relevant Index or a Successor Index, or the level thereof, is changed in a material respect in the Calculation Agent's discretion, or if the Relevant Index or a Successor Index is in any other way modified so that the Relevant Index or such Successor Index does not, in the reasonable opinion of the Calculation Agent, fairly represent the level of the Relevant Index or such Successor Index had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Level is to be determined, make such calculations and


                                      2-5
               adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Relevant Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Level with reference to the Relevant Index or such Successor Index, as adjusted.

               (iii) ALTERNATE SUPPLEMENTAL PAYMENT CALCULATION IN CASE OF AN EVENT OF DEFAULT. In case an Event of Default with respect to this Note shall have occurred and be continuing, the amount declared due and payable for each $1,000 principal amount of this Note upon any acceleration of this Note shall be determined by the Calculation Agent and shall be an amount in cash equal to $1,000 plus the Supplemental Payment, calculated as if the date of acceleration were the final Index Valuation Date, plus, if applicable, any accrued and unpaid interest on this Note to the date the principal hereof is paid or made available for payment. If more than one Index Valuation Date is specified on the face of this Note, then for each Index Valuation Date scheduled to occur after the date of acceleration, the Trading Days immediately preceding the date of acceleration (in such number equal to the number of Index Valuation Dates in excess of one) shall be the corresponding Index Valuation Dates, unless otherwise specified in the applicable pricing supplement. If the maturity of this Note is accelerated because of an Event of Default as described above, the Company shall provide, or shall cause the Calculation Agent to provide, written notice to the Indenture Trustee at its New York office, on which notice the Indenture Trustee may conclusively rely, and to the Holder of the cash amount due with respect to each $1,000 principal amount of this Note as promptly as possible and in no event later than two Business Days after the date of acceleration.

               (iv) CALCULATION AGENT. All determinations made by the Calculation Agent hereunder shall be made at the sole discretion of the Calculation Agent and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holder of this Note, the Indenture Trustee and the Company. The Company may appoint a different Calculation Agent from time to time without notice to or consent of the Holder of this Note.

           (c) DISCOUNT NOTES. If this Note is specified on the face hereof as a "Discount Note":

               (i) PRINCIPAL AND INTEREST. This Note will bear interest in the same manner as set forth in Section 3(a) above, and payments of principal and interest shall be made as set forth on the face hereof. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of a Discount Note and par is referred to as the "DISCOUNT".

               (ii) REDEMPTION; REPAYMENT; ACCELERATION. In the event a Discount
           Note is redeemed, repaid or accelerated, the amount payable to the Holder of such Discount Note will be equal to the sum of: (A) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Discount Note, if applicable, multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable); and (B) any unpaid interest accrued on such Discount Note to the Maturity Date ("AMORTIZED FACE AMOUNT"). Unless otherwise specified on the face hereof, for purposes of determining the amount of Discount that has accrued as of any


                                      2-6
          date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, a Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to the applicable Discount Note and an assumption that the maturity of such Discount Note will not be accelerated. If the period from the date of issue to the first Interest Payment Date for a Discount Note (the "INITIAL PERIOD") is shorter than the compounding period for such Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided above.

           Section 4. REDEMPTION. Unless otherwise so indicated on the face hereof and in a Redemption Schedule attached hereto, this Note may not be redeemed prior to the Stated Maturity Date, except as set forth in the Indenture.

           Section 5. SINKING FUNDS AND AMORTIZING NOTES. Unless specified on the face hereof, this Note will not be subject to, or entitled to the benefit of, any sinking fund. If this Note is specified on the face hereof as an "Amortizing Note", this Note will bear interest in the same manner as set forth in Section 3(a) above, and payments of principal, premium, if any, and interest will be made as set forth on the face hereof and/or in accordance with Schedule I attached hereto. The Company will make payments combining principal, premium (if any) and interest, if applicable, on the dates and in the amounts set forth in the table appearing in Schedule I attached to this Note or in accordance with the formula specified on the face hereof. Payments made hereon will be applied first to interest due and payable hereon and then to the reduction of the unpaid principal amount hereof.

           Section 6. MODIFICATIONS AND WAIVERS. The Indenture contains provisions permitting the Company and the Indenture Trustee (1) at any time and from time to time without notice to, or the consent of, the Holders of any Notes issued under the Indenture to enter into one or more supplemental indentures for certain enumerated purposes and (2) with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes affected thereby, to enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or of modifying in any manner the rights of Holders of Notes under the Indenture; provided, that, with respect to certain enumerated provisions, no such supplemental indenture shall be entered into without the consent of the Holder of each Note affected thereby. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note or such other Notes.

           Section 7. OBLIGATIONS UNCONDITIONAL. No reference herein to the Indenture and no provisions of this Note or of the Indenture shall impair the right of each Holder of any Note, which is absolute and unconditional, to receive payment of the principal of, and any interest on, and premium, if any, on, such Note on the respective Stated Maturity Date or redemption date


                                      2-7
thereof and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

           Section 8. EVENTS OF DEFAULT. If an Event of Default with respect to the Notes of this series shall occur and be continuing, the principal of, and all other amounts payable on, the Notes of this series may be declared due and payable, or may be automatically accelerated, as the case may be, in the manner and with the effect provided in the Indenture In the event that this Note is a Discount Note, the amount of principal of this Note that becomes due and payable upon such acceleration shall be equal to the amount calculated as set forth in
Section 3(d) hereof.

           Section 9. WITHHOLDING; NO ADDITIONAL AMOUNTS. All amounts due in respect of this Note will be made free and clear of any applicable withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of any governmental authority, unless such withholding or deduction is required by law. The Company will not pay any additional amounts to the Holder of this Note in respect of any such withholding or deduction, any such withholding or deduction will not give rise to an Event of Default or any independent right or obligation to redeem this Note and the Holder will be deemed for all purposes to have received cash in an amount equal to the portion of such withholding or deduction that is attributable to such Holder's interest in this Note as equitably determined by the Company.

           Section 10. LISTING. Unless otherwise specified on the face hereof, this Note will not be listed on any securities exchange.

           Section 11. NO RECOURSE AGAINST CERTAIN PERSONS. No recourse shall be had for the payment of any principal, interest or any other sums at any time owing under the terms of this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture against the Nonrecourse Parties, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such personal liability being, by the acceptance hereof and as part of the consideration for issue hereof, expressly waived and released.

           Section 12. MISCELLANEOUS.

           (a) This Note is issuable only as a registered Note without coupons in denominations of $1,000 and any integral multiple of $1,000 in excess thereof, or, if the specified currency of this Note is Canadian dollars, the approximate Canadian dollar equivalent of $1,000 and any integral multiple of such $1,000 equivalent in excess thereof, unless otherwise specified on the face of this Note.

           (b) Prior to due presentment for registration of transfer of this Note, the Company, the Indenture Trustee, the Registrar, the Paying Agent, any Agent, and any other agent of the Company or the Indenture Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note shall be overdue, and none of the Company, the Indenture Trustee, the Registrar, the Paying Agent, any Agent, or any other agent of the Company or the Indenture Trustee shall be affected by notice to the contrary.


                                      2-8

           (c) The Notes of this series are being issued by means of a book-entry-only system with no physical distribution of certificates to be made except as provided in the Indenture. The book-entry system maintained by DTC will evidence ownership of the Notes of this series, with transfers of ownership effected on the records of DTC and its participants pursuant to rules and procedures established by DTC and its participants. The Company and the Indenture Trustee will recognize Cede & Co., as nominee of DTC, as the registered owner of the Notes of this series, as the Holder of the Notes of this series for all purposes, including payment of principal, premium (if any) and interest, notices and voting. Transfer of principal, premium (if any) and interest to participants of DTC will be the responsibility of DTC, and transfer of principal, premium (if any) and interest to beneficial holders of the Notes of this series by participants of DTC will be the responsibility of such participants and other nominees of such beneficial holders. So long as the book-entry system is in effect, the selection of any Notes to be redeemed or repaid will be determined by DTC pursuant to rules and procedures established by DTC and its participants. Neither the Company nor the Indenture Trustee will be responsible or liable for such transfers or payments or for maintaining, supervising or reviewing the records maintained by DTC, its participants or persons acting through such participants.

           (d) This Note or portion hereof may not be exchanged for Definitive Notes, except in the limited circumstances provided for in the Indenture. The transfer or exchange of Definitive Notes shall be subject to the terms of the Indenture. No service charge will be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

           Section 13. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.


                                      2-9

                                   SCHEDULE A


1. Delete the third and fourth full paragraphs of this Note and replace with the following new paragraphs:

       This Note will mature on the Stated Maturity Date, unless its principal (or any installment of its principal) becomes due and payable prior to the Stated Maturity Date, whether, as applicable, by the declaration of acceleration of maturity, notice of redemption by the Company or otherwise; provided, that if the Stated Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding Business Day following such Stated Maturity Date and any payment of interest due on the Stated Maturity Date will be made on the Maturity Date as adjusted, with the same force and effect as if made on the Stated Maturity Date, but no additional interest shall accrue or be payable as a result of the delayed payment. If due to a Market Disruption Event, the final Basket Valuation Date is postponed, the Stated Maturity Date will be postponed by the same number of days as the final Basket Valuation Date. (Any date on which this Note becomes due and payable, whether prior or subsequent to the Stated Maturity Date is referred to as the "MATURITY DATE").

       If the Stated Maturity Date is postponed due to postponement of the Basket Valuation Date as described above, the Company shall give written notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled to the Indenture Trustee and the Paying Agent at their New York offices, on which notices the Indenture Trustee and the Paying Agent may conclusively rely. These notices shall be given no later than (i) with respect to notice of the postponement of the Stated Maturity Date, the Business Day immediately following the scheduled Basket Valuation Date; and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the actual Basket Valuation Date for determining the Ending Spot Rate, the Currency Return, the Ending Basket Level and the Basket Return.

2. Delete all reference in this Note to "Index Valuation Date" and replace with "Basket Valuation Date".

3. Delete all reference in this Note to "Trading Day" and replace with "Business Day".

4. Delete all references in this Note to "index" or "indices" and replace with "currency" or "currencies", respectively.


5. The procedures described in Section 3(b)(i) of this Note for determining the Supplemental Payment are hereby replaced in its entirety as follows:

DETERMINATION OF THE SUPPLEMENTAL PAYMENT: On the Basket Valuation Date or Dates set forth on the face hereof, the Calculation Agent will determine the Ending Spot Rate(s), the Currency Return(s), the Ending Basket Level(s), and the Basket Return(s) for the relevant currency or currencies (the "Relevant Currency", and collectively, the "Relevant Currencies"). If there is a single Basket Valuation Date, the Ending Spot Rate, the Currency Return, the Ending Basket Level, and the Basket Return will be as of that date. If there are more than one Basket Valuation Dates, the Calculation Agent will determine each of the Ending Spot Rate, the Currency Return,


                                      2-10
the Ending Basket Level, and the Basket Return, each divided by the number of Basket Valuation Dates. The average of each will be the Ending Spot Rate(s), the Currency Return(s), the Ending Basket Level(s), and the Basket Return(s).

The "Basket Closing Level" on any Business Day will be calculated as follows:

       Basket Closing Level = 100 x [1 + [sigma] (each Currency Return x each Currency Weighting)]

The "Ending Basket Level" means the Basket Closing Level on the Basket Valuation Date, or the arithmetic average of the Basket Closing Levels on the Basket Valuation Dates.

The "Currency Return" for the Relevant Currency included in the Basket will be calculated as follows:
                                     Ending Spot Rate - Initial Spot Rate
                                     ------------------------------------
                Currency Return =            Initial Spot Rate

and will then determine for such Basket Valuation Date the "Basket Return" using the following formula:
                                     Ending Basket Level - 100
                                     -------------------------
                Basket Return =                 100

On the final Basket Valuation Date, the Calculation Agent will determine the final Basket Return by averaging each of the Basket Returns determined on each Basket Valuation Date.

            If the final Basket Return multiplied by $1,000 multiplied by the Participation Rate is less than or equal zero, then the Supplemental Payment will be equal to $0.00 (or the Minimum Supplemental Payment, if any, specified on the face of this Note). If the final Basket Return multiplied by $1,000 multiplied by the Participation Rate (the "Basket-linked Supplemental Payment") is greater than zero, then the Supplemental Payment for each $1,000 principal amount of this Note will equal the Basket-linked Supplemental Payment (or the Maximum Supplemental Payment, if any, specified on the face of this Note).

            The "Ending Spot Rate" of the Relevant Currency on any Business Day means the Spot Rate of the Relevant Currency at the regular official weekday close of the Principal Financial Center for trading of the Relevant Currency. As used herein, a "Business Day" is any day other than a Saturday or Sunday, as determined by the Calculation Agent, on which banking business is generally conducted in New York City and in the Principal Financial Center for each of the Relevant Currencies.

            All calculations with respect to the Initial Spot Rate, Initial Basket Level, the Ending Basket Level, the Basket Return, the Ending Spot Rate, or any Basket Closing Level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (E.G., .876545 would be rounded to .87655); all dollar amounts related to determination of the Supplemental Payment payable at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (E.G., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of this Note will be rounded to the nearest cent, with one-half cent rounded upward.


                                      2-11

            The Company shall provide, or shall cause the Calculation Agent to provide, written notice to the Indenture Trustee and the Paying Agent at their New York offices, on which notice the Indenture Trustee and the Paying Agent may conclusively rely, of the amount of cash to be delivered with respect to each $1,000 principal amount of this Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date.

6. Delete in its entirety Section 3(b)(ii)(A), "RELEVANT INDEX" and replace with "SPOT RATE", as set forth below:


            The exchange rate at a point in time to convert a Relevant Currency into Dollars or to convert Dollars into a Relevant Currency. Unless otherwise specified on the face hereof, the Calculation Agent will determine the Spot Rate for each Relevant Currency by observing trades through Electronic Broking Services, Reuters Dealing 3000 as of the Trade Date specified on the face hereof and as of each Basket Valuation Date.


7.          Replace in its entirety Section 3(b)(ii)(B) as follows:


            MARKET DISRUPTION. Each of the following is a "Market Disruption Event" if the Calculation Agent determines that the actual event prevents the Calculation Agent from calculating the Spot Rate of a Currency on any Basket Valuation Date and as a result, the Calculation Agent would not be able to calculate the Basket Return and the Supplemental Payment, if any, payable at maturity:

            (i) a day on which it becomes impossible to obtain a given Spot Rate from the Electronic Broking Services, Reuters Dealing 3000 or another source specific to a particular non-deliverable Currency; or

            (ii) a day that is declared not to be a Business Day, without prior public announcement or other public notice that such day shall not be a Business Day, until a time later than 9:00 a.m. in the Principal Financial Center for a particular currency two Business Days prior to the final Basket Valuation Date;

      in each case as determined by the Calculation Agent in its sole discretion provided that the Calculation Agent's determination, in its sole discretion, that the events described above materially interfered with the Company's ability or the ability of any of the Company's hedging counterparty or the affiliates of either to adjust or unwind all or a material portion of any hedge with respect to this Note.

      If a Basket Valuation Date (i) is not a Business Day or (ii) if there is a Market Disruption event on such day, the applicable Basket Valuation Date will be postponed to, in the case of clause (i) the immediately succeeding Business Day and, in the case of clause (ii) the next succeeding Business Day, during which no Market Disruption Event shall have occurred or is continuing; PROVIDED, however, that in no event will the applicable Basket Valuation Date be postponed by more than ten scheduled Business Days following the originally scheduled Basket Valuation Date.

8. The procedures described in Section 3(b)(ii)(C) of this Note regarding the DISCONTINUANCE OF THE RELEVANT INDEX are hereby deleted in its entirety.


                                      2-12

9. The procedures described in Section 3(b)(ii)(D) of this Note regarding the ALTERATION OF METHOD OF CALCULATION OF INDEX are hereby replaced in its entirety as follows:

            ALTERATION OF METHOD OF CALCULATION OF THE SPOT RATE. Spot Rates for deliverable Currencies are normally determined by the Calculation Agent as observed through trades through Electronic Broking Services, Reuters Dealing 3000. Spot Rates for non-deliverable Currencies are normally determined by the Calculation Agent by reference to an "indicative survey" for that Currency. If the normal price sources are not available, then the Spot Rate is calculated as the arithmetic mean of the applicable Spot Rate quotations secured by the Calculation Agent at approximately 10:00 a.m., New York City time, on such date for the purchase or sale for settlement two Business Days later. If fewer than two dealers provide such Spot Rate quotations, then such Spot Rate is calculated as the arithmetic mean of the applicable Spot Rate quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on such date from three leading commercial banks in New York (selected in the sole discretion of the Calculation Agent), for the sale by such banks of the settlement two Business Days later. If these Spot Rate quotations are available from fewer than three such banks, then the Calculation Agent, in its sole discretion, shall determine which Spot Rate is available and reasonable to be used. If no Spot Rate quotation is available, then such Spot Rate is the rate the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on such date.


                                      2-13